Exhibit 99.1

    VERMONT PURE HOLDINGS, LTD. ANNOUNCES FINANCIAL RESULTS FOR FIRST FISCAL
                         QUARTER ENDING JANUARY 31, 2005

    WILLISTON, Vt., March 18 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) today announced financial results for the first quarter of its fiscal year 2005 and that it filed these results on Form 10-Q with the Securities and Exchange Commission on March 17th.

    Total sales for the quarter increased 16% to $13,964,000 from $11,998,000 for the comparable period a year ago. Sales, net of acquisitions, increased 7% in the first quarter compared to the previous year. "We are pleased that our efforts to focus on our core Home and Office delivery business after the sale of the retail segments are yielding positive results in our base business," said Tim Fallon CEO of Vermont Pure Holdings, Ltd. A year ago, the Company sold its retail operations. Accordingly, results of operations, including net sales, for the disposed segments are included in discontinued operations. "Net of acquisitions, water sales increased 4% and office coffee and refreshment products increased 18%. Rental income increased 6% for the quarter compared to the previous year but was down 3% excluding acquisitions," stated Peter Baker, President of Vermont Pure Holdings, Ltd.

    Gross profit, as a percentage of sales, increased to 57.5% in the first quarter of 2005 from 55.3% for the comparable period in 2004. The net loss of $9,000 in fiscal 2005 was a $248,000 improvement from the net loss of $257,000, including discontinued operations, for the first quarter of fiscal 2004. "We had a substantial improvement in operating income compared to the previous year in spite of increased costs on fuel, insurance, legal and consulting expenses related to compliance with Sarbanes Oxley," continued Fallon.

    The Company will hold a conference call to discuss first quarter financial results today at 11:00 AM (Eastern Time). The conference will last about one hour and can be attended by telephone by dialing 877-236-1078 in the U.S. and 213-408-0663 outside the U.S. The conference ID is VERMONT. The call can be accessed live via the Internet at http://www.companyboardroom.com. The call also will be available for replay until midnight on March 25, 2005 by dialing 800-839-4577 in the U.S. and 402-220-2682 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, http://www.vermontpure.com on the investor relations page as well as the web address listed above.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand. It markets its bottled water brands, as well as other home and office refreshment products, to over 95,000 customers throughout New England, New York, and New Jersey. The Company is currently executing a growth strategy to expand its customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

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                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                           (Unaudited)
                                                         Three Months Ended:
                                                     --------------------------
                                                     January 31,    January 31,
(000's $)                                               2005           2004
------------------------------------------------     -----------    -----------
Sales                                                $    13,964    $    11,998
Loss from continuing operations                      $        (9)   $      (319)
Income from discontinued operations                  $         0    $        62
Net Income                                           $        (9)   $      (257)
Add Back:
Interest                                             $       811    $     1,014
Taxes                                                $        (6)   $       (24)
Depreciation                                         $     1,245    $     1,387
Amortization                                         $       195    $        73
*EBITDA                                              $     2,236    $     2,193
Basic net earnings per share                         $     (0.00)   $     (0.01)
Diluted net earnings per share                       $     (0.00)   $     (0.01)
Basic Wgt. Avg. Shares Out. (000's)                       21,612         21,445
Diluted Wgt. Avg. Shares Out. (000's)                     21,612         21,445

* Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company's senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             03/18/2005
    /CONTACT: Tim Fallon, CEO, or Peter Baker, President, +1-860-945-0661, ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, or Eugene Malone, Corporate Investors Network, +1-888-377-9777 of Vermont Pure Holdings, Ltd./
    /Web site:  http://www.vermontpure.com/